INDEX TO FINANCIAL STATEMENTS

                                                                         Page

Report of Independent Auditors.........................................  F-1

Consolidated   Balance   Sheets........................................  F-2

Consolidated    Statements   of  Operations............................   F-3

Consolidated  Statements   of   Stockholders' Equity...................   F-4

Consolidated  Statements of Cash  Flows................................   F-5

Notes  to   Consolidated Financial Statements..........................   F-7

                         REPORT OF INDEPENDENT AUDITORS




To:    The Board of Directors
       PICK Communications Corp.
       Mountain Lakes, New Jersey

We have audited the accompanying balance sheets of PICK Communications Corp., (the "Company") as of December 31, 1994, 1995 and 1996 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PICK Communications Corp. at December 31, 1994, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.









Durland & Company, CPAs, P.A.




Palm Beach, Florida
March 7, 1997, except to Note 17, as to which the date is March 30, 1997.



                            PICK Communications Corp.
                           Consolidated Balance Sheets
                                  December 31,
                          ASSETS                                        1994            1995           1996

CURRENT ASSETS
    Cash ......................................................   $     17,659         110,715          87,712
    Accounts receivable, net (note 1g) ........................        148,374         824,463         778,180
    Prepaid telephone card inventory (note 1d) ................         47,898         167,091          23,914
    Prepaid telephone time (note 12) ..........................              0         420,000          45,000
    Prepaid advertising (note 12) .............................              0               0       2,458,155
    Prepaid expenses and other current assets .................              0          83,495          37,252
       Total Current Assets ...................................        213,931       1,605,764       3,430,213
                                                                  ------------    ------------    ------------
PROPERTY AND EQUIPMENT
    Furniture and equipment, net (note 1e) ....................        105,904         114,135          90,571
       Total Property and Equipment ...........................                   105,9044,135          90,571
OTHER ASSETS
    Pre-paid cellular patent and rights (note 8) ..............              0         712,500         583,705
    Investment in marketable equity securities (note 6) .......              0          16,625       4,812,660
                                                                  ------------    ------------    ------------
    Total Other Assets ........................................              0         729,125       5,396,365
                                                                  ------------    ------------    ------------
        Total Assets ..........................................   $    319,835       2,449,024       8,917,149
                                                                  ============    ============    ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable (note 5) .................................   $    486,885         191,891       1,072,052
    Direct cost telephone time accrual (note 5) ...............        449,654       1,084,201         316,215
    Pre-paid telephone time liability .........................              0         378,000               0
    Accrued expenses and other current payables ...............              0               0         658,361
    Advances from stockholders ................................          3,035               0          25,152
    Accrued compensation (note 1h) ............................         76,350         145,448          43,698
    Customer deposits (note 1f) ...............................              0               0         300,000
    Reserve for contingent liability (note 14) ................              0               0       1,749,563
    Deferred revenue ..........................................        325,597         805,383       1,667,388
    Line of credit (note 4) ...................................              0               0         750,000
    Current portion of long-term debt .........................              0          75,000               0
                                                                  ------------    ------------    ------------
      Total Current Liabilities ...............................      1,341,521       2,679,923       6,582,429
                                                                  ------------    ------------    ------------
LONG-TERM LIABILITIES
    Due to The Phone Store, Inc. (notes 4, 8) .................              0         400,000               0
                                                                  ------------    ------------    ------------
       Total Long-Term Liabilities ............................              0         400,000               0
                                                                  ------------    ------------    ------------
Total Liabilities .............................................      1,341,521       3,079,923       6,582,429
                                                                  ------------    ------------    ------------
Minority interest in consolidated subsidiary (note 7) .........              0         215,508       1,465,141

                                                                  ------------    ------------    ------------
STOCKHOLDERS' EQUITY
    Common  stock,  no  par  value;  Authorized 1,000,000
    shares;  issued  and outstanding  743,000 at
    December  31, 1994:  par value $.002;  Authorized
    50,000,000    shares;  issued   40,542,516
    at December 31, 1995, 43,697,516 issued and 43,217,516 out-
    standing at December 31, 1996 (note 2) ....................         53,545          81,085          87,395
    Additional paid in capital in excess of par (note 2) ......              0       2,018,780       6,399,720
    Stock subscription receivable (note 2) ....................              0        (800,000)       (600,000)
    Less: Treasury stock (note 2) .............................              0               0        (602,089)
    Marketable equity securities valuation reserve (note 6) ...              0               0      (3,904,965)
    Retained earnings (deficit) ...............................     (1,075,231)     (2,146,272)       (510,482)
                                                                  ------------    ------------    ------------
Total Stockholders' Equity ....................................     (1,021,686)       (846,407)        869,579
                                                                  ------------    ------------    ------------
Total Liabilities and Stockholders' Equity ....................   $    319,835       2,449,024       8,917,149
                                                                  ============    ============    ============

The accompanying notes are an integral part of the financial statements.
                                                        F-2



                            PICK Communications Corp.
                      Consolidated Statements of Operations
                             Year ended December 31,


                                                              1994           1995           1996
                                                          -----------    -----------    -----------
         REVENUES
Sales to related parties (note 5) .....................   $   116,924        361,077        924,839
Sales to others .......................................       412,989      1,203,962        500,501
Sales of long distance services .......................             0              0          4,342
                                                          -----------    -----------    -----------
    Total revenues ....................................       529,913      1,565,039      5,869,682

         COST OF SALES
Cost of sales - related parties (note 5) ..............       542,417        896,264        168,756
Provision for contingent costs (note 14) ..............             0              0      1,749,563
Other cost of sales ...................................       210,929        491,195      6,232,475
                                                          -----------    -----------    -----------
   Total cost of sales ................................       753,346      1,387,459      8,150,794
                                                          -----------    -----------    -----------

   Gross margin .......................................      (223,433)       177,580     (2,281,112)

  Sales- prepaid cellular licenses ....................             0              0      3,650,000

         OPERATING EXPENSES
Sales and marketing - related party (note 5) ..........       144,118         10,541        123,837
Sales and marketing - other ...........................       429,606        246,946        953,929
                                                          -----------    -----------    -----------

   Total sales and marketing ..........................       573,724        257,487      1,077,766
General and administrative ............................       426,428        873,013      1,473,376
Depreciation ..........................................        11,967         30,475         39,258
Amortization ..........................................             0              0        142,500
Bad debt ..............................................        15,028         42,650        219,746
                                                          -----------    -----------    -----------
   Total operating expenses ...........................     1,027,147      1,203,625      2,952,646
                                                          -----------    -----------    -----------

Loss from operations ..................................    (1,250,580)    (1,026,045)    (1,583,758)
Interest expense ......................................             0         45,033         19,802
                                                          -----------    -----------    -----------

Loss before taxes, minority interest in subsidiary loss
 and gain on sale of marketable equity securities .....    (1,250,580)    (1,071,078)    (1,603,560)
Gain on in-substance defeasance (note 4) ..............             0              0         53,080
Minority interest in subsidiary loss ..................             0             37        260,541
Gain/(loss) on disposal of fixed assets ...............             0              0        (50,271)
Gain/(loss) on sale of marketable equity securities ...             0              0      4,784,000
Provision for deferred income tax/(benefit) ...........             0              0      1,808,000
Provision for current income tax/(benefit) ............             0              0              0
Net income/(loss) .....................................   $(1,250,580)    (1,071,041)     1,635,790
                                                          ===========    ===========    ===========


Net income/(loss) per share - primary .................   $      --            (0.03)          0.04
                                                          ===========    ===========    ===========


Weighted average shares outstanding (note 1k) .........          --       40,442,516     41,991,502


Net income/(loss) per share - fully diluted ...........   $      --            (0.03)          0.04
                                                          ===========    ===========    ===========


Weighted average shares outstanding (note 1k) .........          --       40,442,516     45,251,776
                                                          ===========    ===========    ===========

The accompanying notes are an integral part of the financial statements.
                                                        F-3



                            PICK Communications Corp.
                 Consolidated Statement of Stockholders' Equity


                                                   Additional        Stock       Mkt Sec                    Retained         Total
                                       Common         Paid in     Subscrip     Valuation      Treasury       Earning   Stockholders
                                        Stock         Capital   Receivable       Reserve         Stock    /(Deficit)        Equity
BALANCE, Jan 1, 1994 ................$  126,000             0            0             0             0      (158,106)      (32,106)
Capital transactions: A) ............   161,000             0            0             0             0             0       161,000
                      B) ............  (333,455)            0            0             0       333,455             0              0
                      C) ............   100,000             0            0             0             0             0       100,000
Net income/(loss) ...................         0             0            0             0             0    (1,250,580)   (1,250,580)
                                     ----------    ----------   ----------    ----------    ----------    ----------    ----------


BALANCE, Dec 31, 1994 ...............    53,545             0            0             0             0    (1,075,231)   (1,021,686)
Capital transactions: D) ............     2,420             0            0             0             0             0         2,420
                      E) ............    (6,080)      238,980            0             0             0             0       232,900
                      F) ............     6,000             0            0             0             0         6,000
                      G) ............     9,000       241,000            0             0             0             0       250,000
                      H) ............     1,000       249,000            0             0             0             0       250,000
                      I) ............     3,000        79,500            0             0             0             0        82,500
                      J) ............       200       212,300            0             0             0             0       212,500
                      K) ............    10,000             0            0             0             0             0        10,000
                      L) ............     2,000       998,000     (800,000)            0             0             0       200,000
Net income/(loss) ...................         0             0            0             0             0    (1,071,041)   (1,071,041)
                                     ----------    ----------   ----------    ----------    ----------    ----------    ----------
BALANCE, Dec 31, 1995 ...............    81,085     2,018,780     (800,000)            0             0    (2,146,272)     (846,407)
                      M) ............       500       249,500     (125,000)            0             0             0       125,000
                      N) ............     2,300     2,697,700            0             0             0             0     2,700,000
                      O) ............     2,500     1,272,500            0             0             0             0     1,275,000
                      P) ............         0             0            0             0       (29,500)            0       (29,500)
                      Q) ............         0             0            0             0      (572,589)            0      (572,589)
                      R) ............       100        49,900            0             0             0             0        50,000
                      S) ............         0             0      325,000             0             0             0       325,000
                      T) ............       910       111,340            0             0             0             0       112,250
Mkt eqty sec valuation allow ........         0             0            0    (3,904,965)            0             0    (3,904,965)
Net income/(loss) ...................         0             0            0             0             0     1,635,790     1,635,790
                                     ----------    ----------   ----------    ----------    ----------    ----------    ----------
BALANCE, Dec 31, 1996 $ .............    87,395     6,399,720     (600,000)   (3,904,965)     (602,089)     (510,482)      869,579

A) Throughout 1994; 623,000 shares of common stock; conversion of debt by stockholder to equity.
B) August 1994; 0 shares of common stock; capitalization of undistributed loss at conversion from S corp to C corp.
C) August 1994; 20,000 shares of common stock; telephone switch equipment and tariffs valued at $100,000.
D) January 1995 through July 1995; 242,000 shares of common stock; services valued at $0.01 per share, totalling
$2,420.
E) September 12, 1995; 16,665,000 shares of common stock exchanged for 100% of the issued and outstanding common stock of Public
Info/Comm Kiosk, Inc, accounted for as a reorganization of PICK, Inc., also reflects 8,277,516 shares outstanding of PICK Communications
     Corp. common stock at time of reorganization. The Company had 24,942,516 shares outstanding subsequent to this reorganization.
F) September 12, 1995; 3,000,000 shares of common stock, 1,000,000 shares of Foxwedge, Inc. common stock.
G) September 12, 1995; 4,500,000 shares of common stock, $250,000 in cash, with a formerly unrelated party, which subsequently became
     related through a common director.
H) September 12, 1995; 500,000 shares of common stock, conversion of note payable exchanged for $250,000 cash, pursuant to the original
     terms of the note payable.
I)  September 12, 1995; 1,500,000 shares of common stock, $82,500 cash received from officer.
J)  October 20, 1995; 100,000 shares of common stock, prepaid cellular patent and rights valued at $212,500.
K) October 1995; 5,000,000 shares of common stock, 5,000,000 shares of Firenze, Ltd. restricted common stock.
L) Nov 1995 through Dec 1995; 1,000,000 shares of common stock, $200,000 cash, $800,000 in subscriptions receivable.
M) January 1996; 250,000 shares of common stock; $125,000 in cash and $125,000 in stock subscription receivable.
N) January 1996; 1,150,000 shares of common stock; $3 million in prepaid advertising valued at $2,700,000.
O) Jan 1996; 1,250,000 shares of common stk; 500,000 shares of Ultimistics Inc. common stk valued at $1,275,000.
P) June 1996; 230,000 shares of common stock; acquired for $29,500 as treasury stock.
Q) July 1996; 250,000 shares of common stock; treasury stock in exchange for $15,000, prepaid advertising and calling cards.
R) July 1996; 50,000 shares of common stock; converted $50,000 owed for legal services.
S) Throughout 1996; 0 shares of common stock; receipt of stock subscriptions receivable.
T) December 1996; 455,000 shares of common stock; conversion of $100,000 salary payable to officer and$12,250 other employees services.

The accompanying notes are an integral part of the financial statements.
                                                        F-4



                            PICK Communications Corp.
                      Consolidated Statements of Cash Flows
                             Year ended December 31,

                                                                                   1994           1995           1996
                                                                                -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss) ..............................................................$(1,250,580)    (1,071,041)     1,635,790
Adjustments to reconcile net loss to net cash used for operating activities:
 Non-cash revenues-prepaid cellar license revenue ..............................          0              0     (3,650,000)
 Non-cash gain on sale marketable securities ...................................          0              0     (4,784,000)
 Non-cash gain on in-substance defeasance ......................................          0              0        (53,080)
 Non-cash expenses - prepaid advertising .......................................          0              0        256,845
 Stock issued for services .....................................................          0          2,420         62,250
 Stock issued for accrued salary ...............................................          0              0        100,000
 Depreciation and amortization .................................................     11,967         30,475        181,758
 Write off of fixed assets at book value .......................................          0              0         50,271
 Minority interest in subsidiary income/(loss) .................................          0              0       (260,541)
 Provision for deferred income taxes ...........................................          0              0      1,808,000
 Bad debt expense ..............................................................     15,028         42,650        219,746
 Provision for contingent liabilities ..........................................          0              0      1,749,563
Changes in operating assets and liabilities:
  (Increase)/decrease in accounts receivable ...................................   (157,386)      (693,856)      (163,490)
  (Increase)/decrease in prepaid telephone card inventory ......................    (47,898)      (119,193)       143,177
  (Increase)/decrease in prepaid and other current assets ......................          0       (503,495)        32,539
   Increase/(decrease) in accounts payable (note 5) ............................    486,885       (294,994)       880,161
   Increase/(decrease) in direct cost telephone time accrual (note 5) ..........    449,654        634,547       (767,986)
   Increase/(decrease) in prepaid telephone time liability .....................          0        378,000       (378,000)
   Increase/(decrease) in accrued expenses .....................................     (7,563)        69,098        556,611
   Increase/(decrease) in accrued compensation (note 1h) .......................     76,350              0          1,750
   Increase/(decrease) in customer deposits ....................................          0              0        300,000
   Increase/(decrease) in deferred revenue .....................................    325,597        479,786        862,005
                                                                                -----------    -----------    -----------
Net cash (used)/provided by operating activities ...............................    (97,946)    (1,045,603)    (1,218,381)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in debt securities ..................................................          0              0       (371,920)
Purchase of fixed assets .......................................................     (2,848)       (38,706)       (65,966)
                                                                                -----------    -----------    -----------
Net cash (used)/provided by investing activities ...............................     (2,848)       (38,706)      (437,886)
                                                                                -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issued for cash ...................................................          0      1,015,400        250,000
Common stock issued for cash by subsidiary .....................................          0              0        527,612
Acquisition of treasury stock ..................................................          0              0        (44,500)
Payments received on stock subscriptions receivable ............................          0              0        200,000
Funds advanced on third-party debt .............................................          0        250,000        750,000
Payments on third-party debt ...................................................          0        (85,000)       (75,000)
Payments on stockholder advances ...............................................     (2,500)        (3,035)       (50,000)
Funds advanced by stockholder ..................................................    114,500              0         75,152
Net cash provided/(used) by financing activities ...............................    112,000      1,177,365      1,633,264
                                                                                -----------    -----------    -----------
Net increase/(decrease) in cash ................................................     11,206         93,056        (23,003)

CASH, beginning of period ......................................................      6,453         17,659        110,715

CASH, end of period ............................................................$    17,659        110,715         87,712
                                                                                ===========    ===========    ===========

 The accompanying notes are an integral part of the financial statements.
                                                        F-5



                            PICK Communications Corp.
                Consolidated Statements of Cash Flows, continued
                             Year ended December 31,

                                                                      1994                  1995                 1996
                                                                  ----------           ----------            ----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Noncash financing activities:
     Stock issued for investment in marketable equity securities   $       0               16,000             1,275,000
                                                                   =========            =========            ==========
     Stock issued to retire note payable .......................   $ 161,000              250,000                     0
                                                                   =========            =========            ==========
     Stock issued to acquire fixed assets ......................   $ 100,000                    0                     0
                                                                   =========            =========            ==========
     Stock issued to acquire intangible assets .................   $       0              212,500                     0
                                                                   =========            =========            ==========
     Stock issued for subscription receivable ..................   $       0              882,500               125,000
                                                                   =========            =========            ==========
     Stock issued to acquire prepaid advertising ...............   $       0                    0             2,700,000
                                                                   =========            =========            ==========
     Prepaid advertising and telephone cards exchanged for
          treasury stock .......................................   $       0                    0               557,589
                                                                   =========            =========            ==========
     Insubstance defeasance ....................................   $       0                    0               425,000
                                                                   =========            =========            ==========
































The accompanying notes are an integral part of the financial statements.
                                                        F-6

                            PICK Communications Corp.
                   Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Principles
    Organization   PICK   Communications   Corp.,   ("the   Company")  was
         incorporated in the State of Utah on April 30, 1984, as S.T.V., Inc., changing its name to Adolphus Companies, Inc., in February 1986, then to Prime International Products, Inc., in May 1988, and then to PICK Communications Corp. In 1995. In December 1987, the Company acquired American Italian Food Processing Co., Inc. in a stock for stock exchange. All operations ceased in 1990. On September 12, 1995, the Company acquired Public Info/Comm Kiosk, Inc. ("PICK") in a stock for stock exchange and currently conducts business from its headquarters in Wayne, NJ.

         PICK was incorporated in the State of New Jersey on August 6, 1992. It was inactive until January 1993, when the founder began funding the operations of the Company. PICK operated in 1993, as an agent for the sale of long distance services. In 1994, the founder investigated the pre-paid telephone card industry and discovered a potential niche market. PICK began selling its own brand of card in August 1994. PICK's target market is primarily Hispanics located in New York, New Jersey, South Florida, California and Texas.

         The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the years then ended. The following summarize the more significant accounting and reporting policies and practices of the
         Company:

    a)  Basis  of  presentation  The  financial   statements   reflect  the
         financial   position  and  results  of operations of PICK,
         Inc., prior to the acquisition by the Company, and on a consolidated basis subsequent to the acquisition. The acquisition has been accounted for as a recapitalization of Public Info/Comm Kiosk, Inc.

   b)  Basis  of   consolidation   The   consolidated   financial   statements
         include   the   accounts   of  the Company and its
         subsidiaries. Minority interest represents minority shareholders' proportionate share of the equity and
         earnings/loss   of  PCT  Prepaid   Telephone,   Inc.   ("PCT").
         Intercompany   transactions   have  been          eliminated.

    c)  Revenue   recognition   For  debit  cards  sales,   the  Company
         recognizes   revenues  at  the  time  it provides the telephone
         services associated with its cards. It defers revenue until then, based on customer patterns of usage, and recognizes the cost of the carrier telephone traffic based on minutes used, which are also recognized in revenue. All other direct costs, (non-traffic costs representing design royaties, printing, fullfillment, sales commissions, etc.), are recognized as upfront costs when the initial sales are made to distributors. The Company anticipates that substantially all of the telephone time associated with the debit cards will be used by its customers. The Company does not have a written returns policy, but consider sales returns on a case by case basis.

         For bulk long distance time sales, the Company recognizes revenue and the related expenses at the time the service is provided as reported by the switch.

     d)  Prepaid   telephone  card   inventory  Card  inventory  is  composed
         of  costs  to  provide   unactivated cards to the
         fulfillment company, which include printing and freight, and is valued at the lower of cost or market. Inventory is relieved, and charged to cost of sales, when activated cards are shipped from the fullfillment company to the wholesale purchaser.

     e) Fixed assets Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the
         estimated  useful  lives  of  the  assets,   generally  3,  5  and  7
         years.   Depreciation  expense  was $11,967, $30,475 and
         $39,258 for the years ended December 31, 1994, 1995 and 1996.

      f)  Concentration  of  credit  risk  In  1994,  one  customer   accounted
         for   approximately  6%  of  sales and approximately
         3%  of  accounts   receivable   at   December   31,   1994.   In
         1995,   one   customer   accounted   for  approximately 35%
                                       F-7

                            PICK Communications Corp.
                   Notes to Consolidated Financial Statements

(1) Summary of significant accounting principles, continued
   f)   Concentration   of  credit   risk,   continued   of  gross   sales  and
         approximately   74%  of  accounts receivable at December
         31, 1995. Approximately 75% of the sales to this customer came in December 1995. Two other customers accounted for approximately 5% and 15% of gross sales in 1995, and approximately 8.5% and 2.5% of accounts receivable at December 31, 1995. In 1996, four customers accounted for 25.4%, 9%, 3.1% and 1.5%
         of sales and 13.1%, 8.2%, 6.8% and 8.3% of accounts receivable. One other customer accounted for 36% of sales and 29.5% of accounts receivable, against which the Company holds a deposit from this customer equalling 82% of the receivable. The Company performs periodic credit evaluations of its customers, but generally does not require collateral.

    g)  Accounts   receivable   The  Company   provides   credit  for  open
         accounts in the normal course of business. As of the date of these statements, the Company has established a reserve for doubtful accounts of approximately 24.5% of outstanding accounts receivable, or 4.3% of sales. The reserve amounts at December 31, 1994, 1995 and 1996 were $15,028 , $42,650 and $252,424. Bad debt expense was
         $15,028,  $42,650 and $219,746  for the years ended  December 31, 1994,
         1995 and 1996, respectively.

    h)  Accrued   compensation   Accrued   compensation   at   December   31,
         1994  and  1995  is   composed   of compensation
         accrued, but not yet paid to the President of the Company. Accrued compensation at December 31, 1996 is composed of compensation accrued, but not yet paid to several other officers of the Company.

    i) Valuation of intangibles Intangible assets are valued at cost and amortized over their estimated remaining useful lives. The Company did not amortize the pre-paid cellular patent and rights in 1995, as the intangible was acquired near the end of the year, and the Company was not in a position to begin commercialization development until the beginning of 1996. The Company is amortizing this intangible over five years. Amortization expense was $142,500 in 1996.

    j) Income taxes Deferred income taxes are provided on elements of income that are recognized for income tax purposes in periods different than such items are recognized for financial accounting purposes. SFAS 109 requires companies to take into account changes in tax rates when valuing the deferred income tax amounts carried on their Balance Sheets (the "Liability Method"). The Company adopted SFAS 109 effective with the conversion from Sub-S status on August 1, 1994. Accordingly, PICK's operating losses prior to this termination were passed through to its stockholders. The Company had a deferred tax asset of $417,000, $844,000 and $1,484,000 at
         December 31, 1994, 1995 and 1996. The Company has established a valuation reserve in the amount of $417,000, $844,000 and $1,484,000 at December 31, 1994, 1995 and 1996. This deferred tax asset is composed of the tax benefit of net operating loss carryforwards totaling $1,042,125, $2,110,746 and $3,711,497 at December 31, 1994, 1995 and
         1996,  which  expire  $1,042,125  in  2009,   $1,068,621  in  2010  and
         $1,600,751 in 2011. The tax benefit is comprised of approximately $354,000, $717,600 and $1,261,900 in federal tax benefit and $63,000,
         $126,400 and $222,100 in state tax benefit at December 31, 1994, 1995 and 1996. Any income tax benefits related to the differences between methods of depreciation is de minimis.

    k)  Net   income/(loss)   per   share   Income/(loss)   per   share   is
         computed   by   dividing   the   net income/(loss) by the
         weighted average number of common shares outstanding during the period, less the 80,000 shares in escrow for TPSI and the 600,000 shares in escrow for the subscription receivable.

(2)   Stockholders'    equity   The   Company   has   authorized    50,000,000
         shares   of   $0.002   par   value common stock. In
         August 1995, the Company had 277,516 shares outstanding. In August 1995, the Company completed a Regulation D Rule 504 private offering in which the Company issued 8,000,000 shares in exchange for $232,650 in cash, net of offering expenses of $7,350.

                            PICK Communications Corp.
                   Notes to Consolidated Financial Statements

(2)   Stockholders'   equity,   continued   PICK  had  authorized   1,000,000
         shares  of  no  par  common  stock. In January 1995,
         PICK  issued  100,000  shares  in  exchange  for  $1,000.  At the  end
         of  1993,  the  President  of  PICK contributed  his compensation   to
         PICK,   by  way  of  waiving  the   compensation   accrued.   During
         1994,   the President had loaned   $161,000  to  PICK,   which  he
         exchanged  for  623,000  shares  of  common  stock.   In  August
         1994, PICK issued 20,000 shares to a then unrelated third-party in exchange for a telephone switch and the tariffs required to operate the switch, valued at $100,000. From January through July 1995, PICK issued 242,000 shares to various parties for services provided, valued at $0.01 per share, for a total value of $2,420. These shares were valued at this level because at the time of issuance, there was no assurance that PICK would be able to stay in business and it had negative book value. In August 1995, PICK sold 25,000 shares to an independent consultant for $250, (see note 13).

         On September 12, 1995, the Company completed the acquisition of PICK, (see notes 1a and 7). The change in par value recorded on the face of the financial statements relates to this merger. Pursuant to the agreement to effect this transaction, the Company issued 3,000,000 shares in exchange for 1,000,000 shares of Foxwedge, Inc., 4,500,000 shares in exchange for $250,000 in cash with a formerly unrelated party, which subsequently became related through a common director, 500,000 shares in exchange for an outstanding note payable of $250,000, which was pursuant to the original terms of the note payable, 1,500,000 shares in exchange for an $82,500 subscription receivable and 16,665,000 shares in exchange for 100% of the issued and outstanding shares of PICK.

         In October 1995, the Company issued 100,000 shares in partial exchange for co-ownership of the prepaid cellular patent and exclusive commercialization rights, valued at $212,500, (see note 8). In October 1995, the Company issued 5,000,000 shares in exchange for 5,000,000 shares of Firenze, Ltd. common stock, valued at $10,000. On November 21, 1995, the Company issued to an unrelated third party 1,000,000 shares in exchange for $200,000 cash and a note receivable for $800,000, (see note 17d).

         In January 1996, the Company sold 250,000 shares of its common stock to an unrelated third party for $250,000 in cash. In January 1996, the Company entered into an agreement with IES to issue 1,000,000 shares to IES, and 150,000 shares to Richard Maranon, a director of the Company, of the Company's common stock in exchange for $3,000,000 of prepaid advertising. The advertising to be provided is to be composed of print, television, radio and outdoor media. The original agreement calls for the Company to use this advertising within two years, however the Company has received verbal approval for a four year extension. The Company recorded this stock issuance at $2,700,000, allowing for a 10% discount for any advertising usage availablity the Company may not use.

         In June 1996, the Company settled a dispute with a former officer. This former officer had the right to exchange 20,000 shares of PICK, Inc. into 330,000 shares of the Company and owned a warrant for 5,000 shares of PICK, Inc. with an excercise price of $5 per share, which the board of directors had amended to a warrant for 82,500 shares of the Company with an excercise price of $0.30 per share. The Company repurchased 230,000 of the 330,000 shares and the warrant for $29,500 in cash. This settlement finalized the September 1995 recapitalization of the Company.

         In July 1996, the Company issued 50,000 shares to Snow Becker Krauss, P.C., the Company's legal counsel in lieu of cash payment for prior services rendered. In July 1996, the Company reacquired 250,000 shares from IES, previously issued in January 1996. In December 1996, the Company issued 400,000 shares to the President of the Company in exchange for $100,000 of salary accrued but not yet paid. In December 1996, the Company issued 55,000 shares to several non-officer employees of the Company in recognition of the outstanding work performed by these indivduals on behalf of the Company.

(3)  Commitments   The  Company   entered  into  a  63  month   operating
         lease  for  the  Company's   facilities beginning in July
                                       F-9

                            PICK Communications Corp.
                   Notes to Consolidated Financial Statements

(3)   Commitments,   continued   1996.   Future   minimum   lease   payments
         under   this   operating   lease  in effect at December
         31, 1996 are $8,620 per month, or $103,441 per year. Rent expense for the years ended December 31, 1994, 1995 and 1996 was $0, $10,280 and $45,315, respectively.

(4)   Notes   payable   Short-term   debt  was  made  up   entirely   of
         advances   to  PICK  by  the   principal stockholder, which  were
         not   collateralized.   These  advances  carried  no  interest  nor  a
         stated   maturity.   The  advances totalled $114,500
         in 1994 and  $75,152  in 1996.  PICK  repaid  $9,500  in 1994,  and
         $3,035 in 1995. During 1994, the stockholder converted $154,000 of these advances into equity.

         In 1995, the Company acquired co-ownership of the prepaid cellular patent and exclusive commercialization rights for stock and a $500,000 note payable to The Next Edge, Inc., which was assigned by TNE to The Phone Store, Inc. (TPSI). This note is to be paid at a rate of $25,000 per quarter for five years. The Company made the January 1, 1996, payment in December 1995. This note was not collateralized nor did it carry interest. In July 1996, the Company acquired US Treasury Notes with a maturity amount of $425,000 with scheduled maturity dates which coincide with the scheduled payment due dates on the then remaining balance of the note payable to TPSI. The Company placed these UST Notes in an irrevocable trust which has as its trustee a Miami law firm. The trust is to collect the maturity amounts of the UST Notes and remit the correct amount to TPSI on such scheduled payment dates. The UST Notes were acquired for $371,920 in cash. As the Company retains no legal interest in the trust, this transaction has been accounted for as an in-substance defeasence, whereby the Company recognized a gain of $53,080 and removed the asset and liability from its books and records.

         In November 1996, the Company received a $750,000 line of credit from Banco Popular, which the Company had drawn down completely at year end. This line of credit is payable on demand and carries an interest rate of prime rate plus 2%. This line of credit is collateralized with 1 million shares of Ultimistics Inc. common stock which the Company owns and accounts receivable.

(5)  Related   party   transactions   The   Company   purchased   advertising
         services   of   $144,118,   $10,541 and $123,837 in
         1994, 1995 and 1996 from an entity controlled by an individual who is a stockholder and director of the Company. The accounts payable balance to this stockholder was $144,118 and $0 at December 31, 1994 and 1995. The Company purchased substantially all of its telephone network services in 1994 and 1995, from a vendor which also owns approximately 0.8% of the Company's common stock. The accounts payable balance to this stockholder was $276,669; $385,255 and $33,888 at December 31, 1994, 1995 and 1996. The Company also purchased services which amounted to $88,064, $126,552 and $168,756 in 1994, 1995 and 1996, from 2 other minority stockholders. The accounts payable balances to these stockholders were $31,821, $28,706 and $9,332 at December 31, 1994, 1995 and 1996. The Company had gross sales of $116,924 in 1994, to 2 minority stockholders and $361,077 and $924,839 in 1995 and 1996, to 5 minority stockholders.

         150,000 shares of the Company's common stock were issued to a director of the Company and were part and parcel to the IES contract, and are for the time the director and his staff were to spend to develop and oversee the implementation of the advertising/marketing programs to be instituted by the Company.
         (See note 12).

(6)   Investment   in  marketable   equity   securities   The  Company
         acquired   1million   shares  of  Foxwedge Inc. common
         stock in the agreement to purchase PICK. The Company issued 3million shares of its common stock to effect this part of the acquisition. As the Company recognized that there was some concern as to the continued viability of Foxwedge the Company valued this transaction based on the par value of the consideration given up - $6,000. In December 1995, the Company entered into an agreement with a stockholder of Ultimistics, Inc. to exchange its 1million shares of Foxwedge for 500,000 shares of Ultimistics restricted common stock, which represented approximately 1.6% of the issued and outstanding common stock of Ultimistics. When the agreement was entered into, Foxwedge was $4.00 bid, $5.25 ask and Ultimistics was $11.00 bid, $12.50 ask. This exchange was consummated in January 1996 and the Company recorded a $1,194,000 gain.
                                      F-10

                            PICK Communications Corp.
                   Notes to Consolidated Financial Statements

(6)   Investment   in   marketable   equity   securities,continued
         In  October   1995,   the  Company   entered into a licensing
         agreement with Firenze, Ltd. (FRNZ) This agreement called for the Company and FRNZ to exchange 5,000,000 shares of common stock between the companies. These shares bear a restrictive legend under Rule 144 of the Securities Act of 1933, as amended. The Company recognized that there was some concern as to the continued viability of Firenze, therefore, the Company valued this transaction based on the par value of the consideration given up, its stock, or $10,000. In March 1996, the Company exchanged these shares of Firenze, Ltd. it held for 2,000,000 shares of Ultimistics Inc. common stock, with a stockholder of Ultimistics. The Company recorded a gain of $3,590,000 from this transaction.

         In October 1995, P.C.T. Prepaid Telephone, Inc. (PCT), a subsidiary of the Company, entered into an agreement with FNRZ to exchange 6,250,000 shares of PCT common stock for 5,000,000 shares of FNRZ common stock and $250,000 in cash. These shares, (PCT and FRNZ), bear a restrictive legend under Rule 144 of the Securities Act of 1933, as amended. PCT has valued the FNRZ agreement at $250,625. The valuation is comprised of the $250,000 cash plus the 5,000,000 shares of FNRZ common stock valued at $625 on the same basis of valuation of FNRZ stock above, PCT's par value.

         In June 1996, the Company entered into a licensing agreement with the Internet Channel, Inc. whereby the Company sold the commercialization rights for its prepaid cellular micochip for use in accessing the Internet, (or World Wide Web). The Company received 500,000 shares of Internet Channel, Inc. Rule 144 restricted common stock for this license. The Company has valued this stock at $0.10 per share, for a total of $50,000.

         Although SFAS 115 does not apply to the investments held by the Company as they are all restricted by Rule 144 of the Securities Act of 1933, as amended, the Company has decided to incorporate the disclosure requirements of SFAS 115. At December 31, 1996, the Company held 4.7 million shares of Ultimistics, or approximately 18% of the issued and outstanding, with a current market value of approximately $1 million. The Company believes that the depressed market price of the Ultimistics stock is temporary in nature. The Company has chosen to adjust its valuation reserve to approximate the Ultimistics book value of these shares, (or $1.05 per share). The Company was in negotiations with several parties at year end to complete a variety of exchanges using the Ultimistics stock. The valuation reserve as established at December 31, 1996, of $3,904,965 is net of the $1,808,000 deferred income tax effects. At December 31, 1996, there is no market for the shares of Internet Channel, Inc.

(7)   Aquisition   of   subsidiaries   On  September   12,  1995,   the
         Company   acquired   100%  of  the  issued and outstanding
         common  stock  of  Public  Info/Comm  Kiosk,  Inc.  (PICK)  in  a
         stock  for  stock  exchange   accounted  for as a recapitalization of
         PICK.

         In October 1995, the Company granted P.C.T.  Prepaid  Telephone,  Inc.,
         (PCT), an exclusive license to market and sell the debit cellular telephone technology (see note 8) in the United States and Canada in exchange for 12,750,000 shares of PCT common stock, which bear a restrictive legend under Rule 144 of the Securities Act of 1933, as amended. These shares are 63.4% and 46.1% of the issued and outstanding shares of PCT at December 31, 1995 and 1996, giving the Company control of PCT. Although the Company did not own control of PCT at December 31, 1996, the Company has fully consolidated PCT because the Company averaged 54.8% ownership throughout 1996, and subsequent to year end, acquired sufficient shares from third party holders which increase its holdings to 79%. During the entire year the Company controlled PCT via common officers. The Company also considered the effects of the FASB Exposure Draft on consolidations.

         In April 1996, the Company established PICKNET, Inc. as a wholly owned susidiary for the bulk sale of international long distance telephone service.

                            PICK Communications Corp.
                   Notes to Consolidated Financial Statements

(8) Debit cellular telephone technology agreement In October 1995, the Company entered into an agreement with
         The Next Edge, Inc. (TNE), whereby the Company purchased the worldwide rights to market, distribute, sell and manufacture TNE's Smart Tracker System (a debit cellular telephone system, with a patent pending). TNE subsequently assigned this agreement to The Phone Store Inc. (TPSI). This agreement has a term of five years with an option, at the Company's sole discretion, for five additional five year periods.The agreement required the Company to pay TPSI a total of $500,000, payable at a rate of $25,000 quarterly over five years beginning on January 1, 1996. The Company is also required to issue a total of 100,000 shares of its restricted common stock to TPSI at the rate of 20,000 shares each year for five years beginning January 1, 1996. These shares have been issued into escrow. The agreement also requires the Company to purchase the circuit chips for the system from TPSI, at TPSI's cost. The agreement stipulates that the Company will be recorded as co-owner of the US patent relating to this technology. The agreement requires the Company to implement the international patent applications. The Company has valued this purchase ageement at $712,500, which is comprised of the $500,000 cash plus the 100,000 shares of common stock valued at $212,500 based on the $4.25 bid quote of the Company's stock, less a 50% discount. The Company made three of the cash payments required under this agreement and in July 1996, purchased US Treasury Notes in a face amount to satisfy this obligation and placed them in an irrevocable trust, (see note 4).

(9)   Firenze,    Ltd.    licensing    agreement   On   October   24,   1995,
         the   Company   granted   FRNZ   an exclusive license for
         marketing and sales of the debit cellular telephone technology in Europe, Asia, Australia and Africa. This agreement called for the Company and FRNZ to exchange 5 million shares of common stock between the companies. These shares bear a restrictive legend under Rule 144 of the Securities Act of 1933, as amended.
         The agreement required FNRZ to purchase the microchip, cellular equipment and software from the Company at the Company's cost plus 10%. The agreement called for FNRZ to pay the Company a 5% royalty monthly on FNRZ's gross revenue from the technology under license. As FRNZ had not yet begun to commercialize this license at January 31, 1996, the Company withdrew the licensed rights from Firenze.

(10)   Yakimoto   Investment,   Ltd.   licensing   agreements   In  January
         and   February   1996,   the  Company entered into two
         licensing agreement with Yakimoto Investment, Ltd. (Yakimoto). The first granted Yakimoto an an exclusive license for marketing and sales of the debit cellular telephone technology in South America. This agreement required Yakimoto to pay the Company 1 million shares of common stock of Ultimistics, Inc. as consideration for this license which bear a restrictive legend under Rule 144 of the Securities Act of 1933, as amended. When this agreement was entered into, Ultimistics was $8.50 bid, which valued these shares at $8,500,000. The Company determined that it should discount the fair market value of the shares approximately 70%. This investment was recorded at $2,550,000. Yakimoto was also to provide the Company with a $475,000 declining balance Irrevocable Letter of Credit, which the Company expected to use to secure the TPSI agreement. This letter of credit was not issued. The agreement also required Yakimoto to purchase the microchip, cellular equipment and software from the Company at the Company's cost plus 10%. The agreement called for Yakimoto to pay the Company monthly a 5% royalty on Yakimoto's gross revenue from the technology under license. The second agreement transfers the bulk of the Firenze license to Yakimoto in exchange for 500,000 shares of Ultimistics stock. When this agreement was entered into, Ultimistics was trading at $7.00 bid. This values these shares at $3,500,000. The Company then determined that it should discount the fair market value of the transaction by approximately 70%. As a result this investment was recorded at $1,050,000.

(11)  World  Tel  Saver,   Inc.   agreement  In  October  1995,   the  Company
         entered into an agreement with an individual to purchase $1,000,000 worth of prepaid telephone time, (consisting of 3,448,276 minutes at $0.29 per minute for domestic use), for $300,000 total at a rate of $25,000 per month commencing on November 1, 1995. In November 1995, the Company entered into an additional agreement with the same individual to purchase an additional $490,000 worth of telephone time (consisting of 1,689,654 minutes at $0.29 per minute for domestic use), for $120,000 at a rate of $10,000 per month commencing on December 1, 1995. All of this time is to be provided by World Tel Saver, Inc., (WTS). Both the individual and WTS are unrelated parties to the Company.
                                      F-12

                            PICK Communications Corp.
                   Notes to Consolidated Financial Statements

(12) Telephone time exchange for prepaid advertising In January 1996, the Company entered into an agreement with International Executive Services (IES), an unrelated party to the Company, but is a related party with respect to World Tel Saver, to exchange all of its prepaid telephone time, (consisting of 5,137,930 minutes), for $2,000,000 of prepaid advertising. The advertising to be provided is to be composed of print, television, radio and outdoor media. The original agreement calls for the Company to use this advertising within two years, however the Company has received verbal approval for a three year extension. The Company recorded a $1,580,000 gain on this exchange, which is being amortized into income as the advertising is used.

         In July 1996, the Company entered into an agreement with IES whereby the Company returned $450,000 of the prepaid advertising, $235,000 face amount of prepaid telephone cards, $50,000 face amount of PIN numbers for prepaid telephone time and $15,000 in cash in exchange for 250,000 shares of the Company's common stock held by IES.

(13) Correction of accounting error In June 1995, PICK, Inc. sold 25,000 shares of its common stock to a third party consultant for $250, or $0.01 per share. At the time the consultant tendered his check, the amount was inadvertantly credited to consultant expense, rather than to common stock. This partially occurred because at the time, the actual issuance of these shares would have resulted in PICK issuing more shares than were authorized. The agreement at the time of this sale was that the consultant would actually be issued shares in the public shell company that PICK hoped to merge into, instead of PICK shares. The agreement further stated that should such merger not occur, the consultant would be issued shares of PICK, Inc., as soon as practicable after PICK increased its authorized shares. As the merger, then under consideration, did occur, the shares to be issued were converted to shares of the Company at the same rate, (16.5 to 1), and 412,500 shares of the Company were issued in January 1996.

(14) Reserve for contingent liability In February 1996, the Company entered into a long term contract with AT&T to purchase long distance telephone time from AT&T in bulk at favorable rates. Under the terms of the contract the international rate schedule was to be added as an attachment and made a part thereto of the contract. Based on the rate schedule provided to the Company during the negotiations, the Company began selling bulk time through PICKNET at prices slightly above its cost. This introductory pricing by the Company was implemented in order to gain market share. Upon receipt of the first bills from AT&T for actual usage, the pricing was significantly higher than the schedule provided to the Company by AT&T. The pricing difference is currently under negotiation between the Company and AT&T, and is expected to be resolved in 1997.

(15) Stock option plan In February 1996, the Company adopted the "1996 Stock Option Plan." This plan allows the Company to grant options to acquire up to 5 million shares of the Company's common stock by employees, directors, independent contractors and consultants of the Company. The options so granted can be Qualified Incentive Stock Options (ISOs), Non-Qualified Stock Options (NQSOs), Stock Appreciation Rights (SARs) or combinations of the three types of options.

         In September 1996, the Company granted the following options to directors and officers of the Company:

         Name & Relationship   Incentive options/exercise price   Non-Qualifing Options/exercise price
         -------------------   --------------------------------   ------------------------------------

         D.Leiva,CEO,Chairman            103,896/$0.963                        396,104/$0.875
         R.Brennan,VP&Director           114,285/$0.875                        385,715/$0.875
         K.Quinn,VP                      114,285/$0.875                        385,715/$0.875
         K.Petersson,VP                  114,285/$0.875                        385,715/$0.875
         R.Sams,Director                    0   /   0                          500,000/$0.875
         R.Maranon,Director                 0   /   0                          500,000/$0.875
         G.Manning,Director                 0   /   0                          500,000/$0.875

                            PICK Communications Corp.
                   Notes to Consolidated Financial Statements

(15)  Stock  option  plan,   continued   There  were  no  options   outstanding
         at the beginning of the year,and no options had been exercised at December 31, 1996. In 1994 PICK Inc. issued warrants for 5,000 shares common stock each to three individuals. The merger agreement between the Company and PICK Inc. recognized these warrants and converted them to warrants for 82,500 shares of the Company's common stock to each of the three individuals. These warrants expired unexercised at December 31, 1996.

         SFAS No. 123 requires that companies that continue to account for stock options under APB No. 25 disclose pro forma net income and earnings per share as if Statement 123 had been applied. Net income as reported is $1,635,790 and would have been $1,295,676. Primary and fully diluted earnings per share are $0.04 per share and $0.04 per share and would have been $0.03 per share and $0.03 per share.

         The fair value of the option grant was estimated using the Black-Scholes option pricing model with the following model assumptions for 1996: risk free rate of 6.26%; no dividend yield for all years; expected life of three years and volatility of 68.16%.

(16)   Working   capital   deficiency   The   accompanying    consolidated
         financial    statements   have   been prepared asuuming
         that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company incurred net losses for the years ended December 31, 1994 and 1995, and a net operating loss for the year ended December 31, 1996. Additionally, the Company has a working capital deficiency of $3,152,216 at December 31, 1996.

         In 1995 and 1996, the Company raised $1,265,000 and $1,803,000 in cash through sales of common stock and incurring additional debt. These amounts exceeded its operating cash flows used by $93,000 and ($23,000). The Company's plans include controlling its cash expenses, such that this inflow of capital may cover a cash flow shortfall in 1997.

         In January 1996, the Company also entered into an agreement to exchange the prepaid telephone time it acquired in October 1995, for advertising valued at $2 million. The Company entered into this transaction, and another January 1996, transaction in which it exchanged common stock for an additional $3 million of advertising, because, advertising expenditures are at the beginning of the Company's revenue generating process. The Company believes it can generate a significant increase in cash flow revenue, whether recognized or deferred, by increasing its advertising presence in select target markets. The Company believes that to increase its advertising without expending cash, will be beneficial to its cash flows from operations. The Company utilized $256,845 of this advertising during the second half of 1996.

         The Company is also negotiating with several investment banking firms to consider raising additional funds, either through debt or equity offerings, or a combination. Any funds raised would be employed to further increase its international long distance service, prepaid telephone card business, and to develop its prepaid cellular telephone business. There are no assurances that the Company will be able to sucessfully raise additional funds in this manner.

         The Company believes that these plans will enable it to continue as a going concern. However, there can be no assurances that the Company will be able to successfully implement such plans. If such plans are not successfully implemented, the Company could be required to seek additional financing from sources not currently anticipated.

(17) Subsequent events
    a)  Articles  of   Incorporation   amendments  At  the  January   1997,
         annual   stockholders   meeting  four amendments to
         the   Company's   Articles  of   Incorporation   were   approved.
         1)  The  total  number  of  authorized shares of common
                                      F-14

                            PICK Communications Corp.
                   Notes to Consolidated Financial Statements

(17) Subsequent events, continued
    a)  Articles  of   Incorporation   amendments,   continued   stock  was
         increased   from  50  million  to  75 million. 2) The
         common   stock  par  value  per  share  was   decreased   from
         $0.002  to  $0.001  per  share.   3)  The  prohibition on
         cumulative   voting  of  the  common  stock  was   eliminated.
         4) The Company is now authorized to issue up to 10 million shares of no par "blank check" preferred stock.

    b)  Best  efforts   underwriting   In  January   1997,   the  Company
         signed  a  best  efforts   underwriting agreement with
         Interbank Capital of New York City to raise up to $10 million for the Company, either in equity or debt. This contract calls for compensation of: 1) for the first $2 million raised: 200,000 shares of the Company's common stock, $200,000 in cash, and rights/warrants for 10% of the stock issued to raise the funds at an exercise price equal to that of the offering; 2) for the second $8 million: a cash fee equal to 10% of the amount raised plus a non-accountable fee of 3% of the amount raised plus warrants equal to 10% of the stock issued to effect the investment.

    c)  Revocation  of  prepaid   cellular   marketing   rights  In  February
         1997,   the  Company   revoked  all the prepaid cellular
         marketing   licenses   previously   granted  to  Firenze   Ltd.  and
         Yakamoto   Investments   Ltd.   (See notes 9 and 10).

    d)  Stock   subscription   receivable  In  February   1997,   the  Company
         agreed  to  cancel  the  remaining 600,000 shares
         of the Company's common stock held in trust for the minority stockholder and the balance remaining of the subscription receivable. The Company and the stockholder were unable to renegotiate the stock subscription.

    e)   Statement   of   Financial    Accounting    Standards   not   yet
         adopted   In   February    1997,   the Financial Accounting
         Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," and 129, "Disclosure of Information about Capital Structure." The Company will have to implement SFAS 128 and 129 by the fiscal year ending December 31, 1997. The provisions of SFAS 128 change the presentation and computation of earnings per share. The Company has not yet had sufficient time to evaluate the impact, if any, of the provisions of SFAS 128 and 129.

    f)   Repurchase   of   common   stock   In   February   1997,   the
         Company    exchanged    $2,550,000   face amount of the prepaid
         advertising with IES for the remaining 750,000 shares of its common stock issued into escrow for IES. In February 1997, the Company exchanged to Firenze Ltd. 5 million shares of Firenze common stock for 5 million shares of the Company's common stock and 6.25 million shares of PCT common stock. In February 1997, the Company exchanged with New Century Media Inc. 1 million shares of Ultimistics Inc. common stock for 1 million shares of the Company's common stock and 1 million shares of PCT common stock. In March 1997, the Company exchanged with Yakimoto Investment Ltd. 1.5 million shares of Ultimistics Inc. common stock for 4 million shares of PCT common stock. In March 1997, the Company exchanged with an unaffiliated third party 300,000 shares of Ultimistics Inc. common stock and the balance of the Company's prepaid advertising for 5 million shares of PCT common stock. In March 1997, the Company exchanged with Fairbanks Inc. 1.9 million shares of Ultimistics Inc. common stock for 380,000 shares of Fairbanks Inc. common stock. Fairbanks has acquired over 75% of the issued and outstanding common stock of Ultimistics Inc., and has entered into a letter of intent to acquire an existing operating US based company. The Company believes that by completing this exchange it will eventually realize the value in the underlying Ultimistics common stock, which as a minority shareholder might not have been possible. In March 1997, the Company repurchased 35,500 shares of its common stock in open market purchases at an average price of $0.337 per share, or a total of $11,978.

         As a direct result of the compicated and potentially confusing nature of all the above transactions, the Company has included a Proforma Condensed Consolidated Balance Sheet below which reflects the effects of these transactions as if they had occurred prior to December 31, 1996.


                            PICK Communications Corp.
                  Proforma Condensed Consolidated Balance Sheet
                                December 31, 1996


                      ASSETS

                                         Actual            Adjustments        Pro-forma
CURRENT ASSETS
    Current assets                    $  972,058    8)        (11,978)         960,080
    Prepaid advertising                2,458,155    1)     (2,038,155)
                                                    2)       (420,000)               0
                                   --------------        -------------     -------------
       Total Current Assets            3,430,213           (2,470,133)         960,080
                                   --------------        -------------     -------------

PROPERTY AND EQUIPMENT
       Total Property and
         Equipment                        90,571                                90,571

OTHER ASSETS
    Other assets                         583,705                               583,705
    Investment in marketable
      equity securities                4,812,660    2)       (293,781)
                                                    3)           (625)
                                                    4)       (979,270)
                                                    5)     (1,468,905)
                                                    9)        601,925        2,672,004
                                   --------------        -------------      -----------
    Total Other Assets                 5,396,365           (2,140,656)       3,255,709
                                   --------------        -------------      -----------

Total Assets                       $   8,917,149           (4,610,789)       4,306,360
                                   ==============         ============       ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
       Total Current Liabilities   $   6,582,429                             6,582,429

Total Liabilities                      6,582,429                             6,582,429
Minority interest in
 consolidated subsidiary               1,465,141    2,3,4) (1,348,614)         116,527
STOCKHOLDERS' EQUITY
 Common stock, par value $0.001;
  Authorized  75,000,000  shares;
  43,097,516 issued and
  35,832,016 outstanding at
  December 31,1996                        87,395    6)        (43,697)
                                                    7)           (600)          43,098
 Additional paid in capital
  in excess of par                     6,399,720    6)         43,697
                                                    7)       (599,400)       5,844,017
 Stock subscription receivable          (600,000)   7)        600,000                0
 Less: Treasury stock                   (602,089)   1)     (2,038,155)
                                                    3)           (313)
                                                    4)     (4,112,562)
                                                    8)        (11,978)      (6,765,097)
 Marketable equity securities
  valuation reserve                   (3,904,965)   2)        916,211
                                                    4)      1,090,170
                                                    5)      1,635,255
                                                    9)       (315,716)        (579,045)
Retained earnings (deficit)             (510,482)   2,3,4)   (425,087)        (935,569)
                                       ----------           -------------   ------------

Total Stockholders' Equity               869,579           (4,339,279)      (2,392,596)

Total Liabilities and
  Stockholders' Equity               $ 8,917,149           (4,610,789)       4,306,360
                                      ===========          ============      =========



1) $2,550,000 face amount, $2,038,155 book amount of prepaid advertising exchanged for 750,000 shares of PICK.
2) $420,000 book amount of prepaid advertising and 300,000 shares of ULTS exchanged for 5,000,000 shares of PCT.
3) 5 million shares of FRNZ exchanged for 6.25 million shares of PCT and 5 million shares of PICK.
4) 1 million shares of ULTS exchanged for 1 million shares of PCT and 1 million shares of PICK.
5) 1.5 million shares of ULTS exchanged for 4 million shares of PCT.
6) Reduction in par value from $0.002 to $0.001 per share.
7) Cancellation of 600,000 shares of stock subscribed.
8) Open market purchases of 35,500 shares of PICK for $11,978 in cash.
9) 1.9 million shares of ULTS exchanged for 380,000 shares of Fairbanks, Inc.


Exhibits

          2 Agreement and Plan or Reorganization by and among the Company, Pick, Diego and Sylvia Leiva. (1)

       *3.1 Articles of Incorporation of PRIME (Utah) dated April 30, 1984 as amended. (1)

        3.2 Certificate of Merger by and between PRIME (Utah) and PRIME (Nevada). (1)

        3.3    Articles of Incorporation of PRIME (Nevada). (1)

        3.4    By-laws of PRIME (Nevada). (1)

        3.5    Certificate of Amendment to Certificate of Incorporation. (1)

        10.1   Lease for the Company's offices dated March 30, 1995.(1)

        10.2 Agreement between Pick and Telecommunications Service Center, Inc. dated June 1, 1994.(1)

         10.3 Agreement between Pick and Com Tech International Corporation dated September 5, 1995.(1)

         10.4 Agreement between Pick and Innovative Holding Corporation dated November 17, 1995.(1)

         10.5 Agreement between Pick and Roland Gebhardt Design dated January 1, 1994.(1)

         10.6 Agreement between Pick and Players Computer, Inc. dated October 1, 1994.(1)

         10.7  Form of Distributor Agreement.(1)

         10.8 Agreement between the Company and Philippe Hababou dated October 3, 1995.(1)

         10.9 Agreement between Trescom USA Inc. and Pick Inc. dated April 10, 1996. (1)






* Filed with report

       10.10 Agreement between P.C.T. Prepaid Telephone Inc. and Prime International Products, Inc. dated October 24, 1995. (1)

       10.11 Agreement between AT&T Corp. and Pick Communications Corp. dated February 26, 1996. (2)

       10.12 Agreement between Cherry Communications Inc. and Pick Inc. dated April 12, 1996. (1)

       10.13 Agreement between Star Vending Inc. and Pick Inc. dated March 18, 1996.(1)

       10.14 Agreement between Cellular Telephone Company and Pick Communications Corp. dated March 11, 1996. (1)

       *11 Statement of Computation of Earnings Per Share and Common Stock Equivalents. (1)

        16     Former Accountant's Letter. (1)

       *21     Subsidiaries of the Registrant.(1)

       *27     Financial Data Schedule
----------------------

(1) Incorporated by reference to the Company's Registration Statement on Form10

(2) Pursuant to Rule 24b-2 of The Securities Exchange Act of 1934, confidential treatment has been requested by the Company with respect to specific portions of the document and such portions have been omitted and filed separately with the Commission.

                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                            PICK COMMUNICATIONS CORP.



         Pursuant to the provision of Nevada Revised Statues, Title 7, Chapter 78, the undersigned officers of PICK Communications Corp., a Nevada corporation, (the "Corporation") do hereby certify:

FIRST: The name of the Corporation is:

                           PICK Communications Corp.

SECOND: The Board of Directors of the Corporation duly adopted the following resolutions on November 12, 1996:

         RESOLVED, that is advisable, in the judgment of the Board of Directors of the Corporation, for the Company to: ( i) increase the number of shares of common stock that the Board of Directors of the Corporation is authorized to issue from fifty million (50,000,000) to seventy-five million (75,000,000); (ii) change the par value of shares of common stock from $.002 to $.001 per share;
(iii) authorize the Board of Directors of the Corporation to issue up to ten million (10,000,000) shares of "blank check" preferred stock, $.001 par value per share; (iv) add the denial of preemptive rights to the preferred stock as well as the common stock, and (v) in order to accomplish the foregoing changes and amend Articles IV and VIII thereof to read in their entirety, respectively, as follows:

ARTICLE IV. Capitalization.

                  "(a) The Corporation shall have authority to issue up to eighty-five million (85,000,000) shares, consisting of seventy-five million (75,000,000) shares of common stock, par value $.001 per share (the "Common Stock"), and ten million (10,000,000) shares of preferred stock, par value $.001 per share (the "Preferred Stock").

                  " (b ) The Preferred Stock shall be issued from time to time in one or more series, with such distinctive serial designations, preferences, limitations, and relative rights, as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series the Board of Directors is expressly authorized to fix; the annual rate or rates of dividends for the particular series; the dividend payment date for the particular series and the date, if any, from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices, if any, and the term and the terms and condition of redemption for the particulars series; sinking fund provision, if any, for the particular series; the voting rights, if any for the particular series; the rights if any, of holders of the shares of the particular series to convert or exchange the same into shares of any other series or class or other securities of the Corporation or of any other corporation, with any provisions for the subsequent adjustment or such conversion rights; the preference for the particular series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and to classify or reclassify any unissued Preferred Stock by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.


                  " (c) All shares of Preferred Stock of any one series shall be identical with all other shares in such series in all respects, except that the shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Except as to the particulars may be fixed by the Board as hereinabove provided or as provided in the description of any series of Preferred Stock, all Preferred Stock shall otherwise be of equal rank, regardless of series, and shall be identical in all respects."

"ARTICLE VIII. No Preemptive Rights. No holder of any of the shares of any class of Common Stock or Preferred Stock of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of stock of the Corporation which the Corporation proposes to issue for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in it discretion may determine, without first offering the same, or any thereof, to any said holder."

         FURTHER RESOLVED, that it is advisable, in the judgment of the Board of Directors of the Corporation, that Article IX of the Articles of Incorporation, relating to voting rights of the Common Stock be deleted in its entirety, and that the subsequent Articles be renumbered accordingly, in order to eliminate any confusion with the amended provisions of Article IV of the Articles of Incorporation set forth herein above and to eliminate the prohibition contained in said Article IX cumulative voting of shares.

         FURTHER RESOLVED, that an annual meeting of stockholders having voting power be and it is hereby called and that notice be given in the manner prescribed by the By-laws of the Corporation and by Nevada Revised Statutes, Title 7, Chapter 78, unless the said stockholders shall waive the notice of meeting in writing or unless all of said stockholders shall dispense with the holding of a meeting and shall take action upon the proposed amendments by a consent in writing signed by them; and

         FURTHER RESOLVED, that in the event that the said stockholders shall adopt the aforesaid proposed amendments by a vote in favor thereof by at least a majority of the shares present and voting or by a written consent in favor thereof signed by all of them without a meeting, the Corporation is hereby authorized to make by the hands of its President or a Vice President and by its Secretary or an Assistant Secretary a certificate setting forth said amendment and to cause the same to be filed pursuant to the provision of Nevada Revised Statues, Title 7, Chapter 78.

THIRD: The total number of outstanding shares having voting power of the Corporation is 42,162,516 shares of the Common Stock, and the total number of votes entitled to be cast by the holders of all of said outstanding shares is 42,162,516 shares of Common Stock. In connection with decreasing the par value and increasing the authorized shares of the Corporation's Common Stock, there are currently 42,162,516 shares of Common Stock outstanding and 7,837,484 shares of Common Stock unissued. As a result of the amendments and changes to the Certificate of Incorporation herein provided for, the 42,162,516 outstanding shares, $.002 par value, will be changed into 42,162,516 shares of common stock, $.001 par value, and the 7,837,484 unissued shares, $.002 par value, will be increased and changed into 32,837,484 shares of common stock, $.001 par value.

         The holders of a majority of the aforesaid total number of shares having voting power, to wit, 42,162,516 shares, adopted the amendments herein certified by holding and voting at a meeting of stockholders in accordance with the provisions of Nevada Revised Statues, Title 7, Section 78,320.

Signed on January 21, 1997


                                              PICK Communications Corp.

                                              By:      _______/s/___________
                                                      Diego Leiva, President

                                                       _______/s/___________
                                                       Raymond M. Brennan
                                                       Secretary

STATE OF NEW YORK                   )
                                    )ss.:
COUNTY OF NEW YORK                  )


         On January 21, 1997, personally appeared before me, a Notary Public, for the State and County aforesaid, Diego Leiva and Raymond M. Brennan, as President and Secretary, respectively, of PICK Communications Corp. who acknowledged that they executed the above instrument.

                                           _______/s/___________________
                                                   Notary Public

                                                   Philip Magri
                                          Notary Public State of New York

Exhibit 11

Pick Communications Corp.

Statement of Computation of Earnings per Share


                            1994                1995                1996

Net Income(Loss)        $ (1,250,580)     $  (1,071,041)       $  1,635,790

Primary
  Weighted Average
    outstanding shares
    for the year               -             40,442,516 (1)     41,991,502

  Earnings (Loss) per share    -               (0.03)                0.04

Fully Diluted
  Weighted Average
    outstanding shares
    for the year               -             40,442,516         45,251,776 (2)

  Earnings (Loss) per share    -                (0.03)               0.04

(1) Expressed subsequent to the recapitalization on September 12, 1995.

(2) Expressed on a fully diluted basis, subsequent to the recapitalization on September 12, 1995, taking into account 3,500,000 stock options that were granted in 1996, but were unexercised as of December 31, 1996.

                                                              EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT



         NAME                                  ADDRESS


1.  PICKNET, INC.                              155 Route 46 West, 3rd Floor
                                               Wayne, NJ 07470
                                               (201) 812-7425


2.  P. C. T. PREPAID TELEPHONE INC.            155 Route 46 West, 3rd Floor
                                               Wayne, NJ 07470
                                               (201) 812-7425

3.  PUBLIC INFO/COMM KIOSK, INC.               155 Route 46 West, 3rd Floor
                                               Wayne, NJ 07470
                                               (201) 812-7425






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